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Exhibit 23

                    CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-11357) pertaining to the Company's Employee Stock Purchase Plan; Form S-8 (No. 333-11553) pertaining to the 1988 Stock Option Plan; Form S-8 (No. 333-11555) pertaining to the Company's 1993 Stock Option/Stock Issuance Plan; Form S-8 (No. 333-11557) pertaining to the Company's Stock Option Agreement with an Employee; Form S-8 (No. 333-11559) pertaining to the Company's Stock Option Agreement with an Employee; and Form S-8 (No. 333-13301) pertaining to the Company's 1996 Stock Option/Stock Issuance Plan of our report dated June 10, 1997, with respect to the consolidated financial statements and schedule of Vanstar Corporation included in the Annual Report (Form 10-K) for the year ended April 30, 1997.


                                                           Ernst & Young LLP

Atlanta, Georgia
July 22, 1997